EXHIBIT 10.8

ACER THERAPEUTICS INC.
2018 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following Restricted Stock Units (the “Restricted Stock Units” or this “Award”) representing shares of Common Stock of Acer Therapeutics Inc. (the “Company”) under the Acer Therapeutics Inc. 2018 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:	[Name of Recipient]
Grant Date:	[Date of Grant]
Total Number of Shares Subject to Restricted Stock Units:	[Total Shares]
Vesting Schedule:

•[_____] shares subject to the RSUs vest when you complete 12 months of continuous Service as an Employee or a Consultant following [Milestone #1]

•[_____] shares subject to the RSUs vest when you complete 12 months of continuous Service as an Employee or a Consultant following [Milestone #2]

•[_____] shares subject to the RSUs vest when you complete 12 months of continuous Service as an Employee or a Consultant following [Milestone #3]

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the term and conditions of the Plan and the Restricted Stock Unit Agreement (this “Agreement”), both of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it will notify you by e-mail.  Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

RECIPIENT	ACER THERAPEUTICS INC.
Recipient’s Signature Recipient’s Printed Name	By: Title:

ACER THERAPEUTICS INC.
2018 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

The Plan and Other Agreements

The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference.  Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Award are superseded.  This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.
Vesting

The RSUs that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Unit Award.  No additional RSUs vest after your Service as an Employee or a Consultant has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then this Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination.  This means that the unvested RSUs will immediately be cancelled.  You receive no payment for RSUs that are forfeited.  The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law.  But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs

Your RSUs are mere bookkeeping entries.  They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date.  As a holder of RSUs, you have no rights other than the rights of a general creditor of the

Company.

No Voting Rights or Dividends

Your RSUs carry neither voting rights nor rights to dividends.  You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Shares.  No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

RSUs Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs.  For instance, you may not use your RSUs as security for a loan.  If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests; provided, however, that settlement of each RSU will be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the applicable vesting date occurs. For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; and (3) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.  [Note:  Due to the automatic withholding arrangements set forth below, and the exception that exists in the Company’s insider trading policy in this regard, the features of this Agreement that would otherwise have deferred the permissible trading day due to your possession of material non-public information (or the existence of a closed window under the Company’s insider trading policy) have been removed.  Notwithstanding the automatic withholding arrangements, however, the balance of any Shares you receive upon any settlement of RSUs shall be subject to restrictions resulting from your possession of material non-public information or as otherwise provided in the Company’s insider trading policy.]

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.  In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the award, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Notwithstanding any provision herein to the contrary:

•Settlement of RSUs during an Open Window.  If your vested RSUs settle during an open window for trading under the Company’s insider trading policy, then (i) the Company shall sell on your behalf a number of Shares otherwise deliverable to you having a Fair Market Value sufficient to generate proceeds to pay all Tax-Related Items and any associated broker or other fees, as applicable, (ii) the Company intends to use the closing price of the Shares on the trading day preceding the settlement date for purposes of calculating all Tax-Related Items, and (iii) such Shares shall be sold as soon as practicable on or after the date on which each RSU vests through such means as the Company may determine in its sole discretion, including through a broker-assisted arrangement or otherwise.

•Settlement of RSUs during a Closed Window.  If your vested RSUs settle during a closed window for trading under the Company’s insider trading policy, then (i) the Company shall withhold Shares that otherwise would be issued to you having a Fair Market Value equal to all Tax-Related Items, provided that the Company only withholds Shares having a Fair Market Value equal to the amount necessary to satisfy the maximum legally required tax withholding, and (ii) the Company intends to use the closing price of the Shares on the trading day preceding the settlement date for purposes of calculating all Tax-Related Items.

In the event the applicable measure is determined to be inadequate by the Company, you authorize the Company and/or your Employer to (a) withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer, (b) have the Company withhold taxes from the proceeds of a sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) implement any other arrangement approved by the Company.  Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before December 31 of the calendar year in which the applicable vesting date for the RSUs occurs.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity.  The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments

The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan.  The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Section 409A of the Code

To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent.  You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of any state.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection.  You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”).  You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan.  You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work.  You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.  You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.